CERTIFICATE OF CORRECTION OF


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                RESTATED AND AMENDED CERTIFICATE OF INCORPORATION

                                       OF

                          MOMENTUM SOFTWARE CORPORATION


It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is MOMENTUM SOFTWARE CORPORATION.

         2. The Certificate of Amendment of the Restated and Amended Certificate of Incorporation of the Corporation ("Amended Certificate"), which was filed by the Secretary of State of Delaware on October 30, 1996, is hereby corrected.

         3. The inaccuracy to be corrected in said instrument is as follows:

            Article FOURTH of the Amended Certificate inaccurately stated the individual number of authorized shares of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, even though the authorized aggregate number of Series B and Series B-1 Preferred Stock remained unchanged and the authorized aggregate number of Series C and Series C-1 Preferred Stock remained unchanged. The designation of a Series B-1 and Series C-1 Preferred Stock was required pursuant to Section 5(m) of Article FOURTH of the Amended Certificate as constituted prior to the filing of the Amended Certificate on October 30, 1996.

         4. The portion of the Amended Certificate in corrected form is as follows:

            FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is 24,713,329 and shall be divided into the following classes of stock as follows: (i) 1,000,000 shares of Series A Preferred Stock, par value $.10 per




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            share (the "Series A Preferred Stock"); (ii) 2,133,775 shares of
            Series B Preferred Stock, par value $.10 per share (the "Series B Preferred Stock"); (iii) 424,364 shares of Series B-1 Preferred Stock, par value $.10 per share (the "Series B-1 Preferred Stock");
            (iv) 2,542,036 shares of Series C Preferred Stock, par value $.10 per share (the "Series C Preferred Stock"); (v) 78,654 shares of Series C-1 Preferred Stock, par value $.10 per share (the "Series C-1 Preferred Stock"); (vi) 1,034,500 shares of Series D Preferred Stock, par value $.10 per share (the "Series D Preferred Stock"); and (v) 17,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). The Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock are sometimes referred to hereinafter collectively as the "Preferred Stock".

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its President and attested to by its Assistant Secretary this 23rd day of January, 1997.

                                         MOMENTUM SOFTWARE CORPORATION


                                         By:  /s/ Joseph Valley
                                         Name:  Joseph Valley
                                         Title: President/CEO

ATTEST:


/s/ Randy Marcus
Name:   Randy Marcus
Title:  Ass't Secretary


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